United States securities and exchange commission logo





                      July 1, 2022

       James Doris
       Chief Executive Officer
       Viking Energy Group, Inc.
       15915 Kary Freeway, Suite 450
       Houston, TX 77094

                                                        Re: Viking Energy
Group, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            File No. 000-29219
                                                            Filed March 25,
2021

       Dear Mr. Doris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation